Exhibits 5.1 and 23.1

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

September 4, 2025

SLM Corporation
300 Continental Drive
Newark, Delaware 19713

Ladies and Gentlemen:
SLM Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (File No. 333-181646) (the “Prior Registration Statement”) under the Securities Act of 1933, as amended, relating to certain shares of the Company’s common stock, par value $0.20 per share (the “Common Stock”), issuable pursuant to the SLM Corporation 2025 Employee Stock Purchase Plan (the “2025 ESPP”), such shares of Common Stock having originally been authorized for issuance under the SLM Corporation Amended and Restated Employee Stock Purchase Plan, which later was renamed as Sallie Mae Employee Stock Purchase Plan (as amended and restated, the “2014 ESPP”), pursuant to the Prior Registration Statement.

On June 17, 2025 (the “Effective Date”), the Company’s stockholders approved the 2025 ESPP, which replaced and succeeded the 2014 ESPP. The aggregate number of shares of Common Stock available for issuance under the 2025 ESPP is 13,250,000 shares of Common Stock that were previously available for issuance under the 2014 ESPP (such shares, the “2014 ESPP Shares”). Prior to the filing of this Post-Effective Amendment, there were 13,530,273 shares of Common Stock remaining available for issuance under the 2014 ESPP; following the filing of the Post-Effective Amendment, only 280,273 2014 ESPP Shares will remain under the 2014 ESPP. Any 2014 ESPP Shares remaining available other than the 13,250,000 shares that are subject to the Post-Effective Amendment will not be available for issuance under the 2025 ESPP, and no further 2014 ESPP Shares will remain available for issuance under the 2014 ESPP following its termination.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Post-Effective Amendment that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, as of the date hereof, the 2014 ESPP’s Shares issuable pursuant to the 2025 ESPP have been duly authorized and, when and to the extent issued pursuant to the 2025 ESPP upon receipt by the Company of adequate consideration for the shares of Common Stock specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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